EXHIBIT 99.71


                              EMPLOYMENT AGREEMENT


         This Agreement is made and entered into as of August 31, 2004, by and among YOLO COMMUNITY BANK, a California banking corporation ("Employer") and JOHN A. DiMICHELE ("Employee").

         WHEREAS, North Valley Bancorp, a California Corporation ("NVBancorp"), is a Bank holding company with two subsidiaries, to wit: North Valley Bank, a California banking corporation ("NVBank") and Yolo Community Bank, a California banking corporation ("YCB"); and

         WHEREAS, Employee is presently serving as President and Chief Executive Officer of YCB; and

         WHEREAS, Employer recognizes that the contributions of Employee to the growth and success of Employer have been and will continue to be substantial and desires to assure Employer of the continued service of Employee, and Employee desires to continue in the employment of Employer;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Employer and Employee agree as follows:

         1. Term of Employment. Employer employs Employee and Employee hereby accepts employment with Employer, upon the terms and conditions hereinafter set forth, for a period of two (2) years commencing on September 1 2004, and ending on August 31, 2006, subject to the early termination provisions of Paragraph 16 hereof. The term of this agreement shall be automatically extended for additional one (1) year periods, unless Employee or Employer gives written notice of non-renewal, not less than sixty (60) days prior to the end of the prior term.

         2. Duties and Obligations of Employee. Employee shall serve as President and Chief Executive Officer of Employer and Executive Vice President of NVBancorp, whose duties are to act as President and CEO of NVBancorp's subsidiary YCB, and shall perform the customary duties of such office in the commercial banking industry as may from time to time be reasonably requested of Employee by the Board of Directors of YCB in addition to the following as to
YCB:

              (a) Acting as a member of the Board of Directors of YCB and all other board committees to which Employee may be appointed or elected;

              (b) Managing the day to day operations of Employer in accordance with policies, procedures and directions of the Board of Directors of Employer and all applicable laws and regulations;

              (c) Managing the Employer to accomplish the annual operational budget and business plan as adopted by the Board of Directors of Employer;

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              (d)   Maintaining a professional relationship with regulatory
agencies and governmental authorities having jurisdiction over Employer;

              (e) Providing leadership in the supervision of officers and employees of Employer to accomplish the goals and objectives of employer;

              (f) Working with NVBancorp Executive Management, Administration and Board of Directors; and

              (g) Hiring and firing of all YCB employees, subject at all times to the policies and directives set forth by Employer's Board of Directors.

         So long as Employee shall serve as President and Chief Executive Officer of Employer, he shall serve as a Director of Employer and on such committees of the Employer Board of Directors as the Board shall from time to time designate. Upon termination of service as President and Chief Executive Officer of Employer for any reason, Employee agrees to immediately resign from the Employer Board of Directors, effective as of the same date as termination of his employment.

         Employee shall be entitled to coverage under any director and officer liability insurance policy obtained by NVBancorp for officers of NVBancorp, and by Employer for directors and officers of Employer and its subsidiaries as a group. Employee shall also be entitled to indemnification for actions taken by Employee in good faith and in a manner Employee reasonably believes to be in the best interests of Employer or NVBancorp, in accordance with NVBancorp's Articles of Incorporation and Bylaws, Employer's Articles of Incorporation and Bylaws, the Articles of Incorporation and Bylaws of its subsidiaries, the Indemnification agreement and applicable laws and regulations.

         3.   Devotion to Employer's Business.
              -------------------------------

              (a) Employee shall devote his full time, ability, and attention to the business of Employer during the term of this Agreement and shall not during the term of this Agreement engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior approval of Employer's Board of Directors. However, the expenditure of reasonable amounts of time, for which Employee shall not be compensated by Employer, for educational, charitable, or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required of Employee under this Agreement.

              (b) Employee agrees to conduct himself at all times with due regard to public conventions and morals. Employee further agrees not to do or commit any act that will reasonably tend to shock or offend a reasonable person, or to prejudice Employer or the banking industry in general.

              (c) Employee hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in

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damages in an action at law. Employee therefore expressly agrees that Employer, in addition to any other rights or remedies that Employer may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Employee.

         4. Noncompetition by Employee. Subject to Paragraph 3 hereof, and absent the prior written consent of Employer, Employee shall not, during the term of this Agreement, directly or indirectly, either as an employee, employer, consultant, agent, principal, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any competitive banking or financial services business, provided, however, that a passive portfolio investment in shares of stock of a publicly traded company, in an amount not exceeding five percent (5%) of the outstanding shares of said company, would not be prevented by this Paragraph 4.

         5.   Indemnification.
              ---------------

              (a) To the extent required by law, Employee shall indemnify and hold NVBancorp and Employer and its subsidiaries harmless from all liability for loss, damage, or injury to persons or property resulting from the gross negligence or intentional misconduct of Employee.

              (b) To the extent permitted by law, NVBancorp and/or Employer shall indemnify Employee, if he was or is a party or is threatened to be made a party, in any action brought by a third party against Employee (whether or not NVBancorp or Employer is joined as a party defendant) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with said action, if Employee acted in good faith and in a manner Employee reasonably believed to be in the best interests of NVBancorp or Employer and its subsidiaries (and with respect to a criminal proceeding if Employee had no reasonable cause to believe his conduct was unlawful), provided that the alleged conduct of Employee arose out of and was within the course and scope of his employment as an executive officer of NVBancorp or Employer.

         6. Disclosure of Information. Employee shall not, either before or after termination of this Agreement, disclose to anyone any information relating to NVBancorp or Employer or any financial information, trade or business secrets, customer lists, computer software or other information not otherwise publicly available concerning the business or operations of Employer . Employee recognizes and acknowledges that any financial information concerning any of Employer's customers, as it may exist from time to time, is strictly confidential and is a valuable, special and unique asset of Employer's business. Employee shall not, either before or after termination of this Agreement, disclose to anyone said financial information or any part thereof, for any reason or purpose whatsoever, except as required by way of legal process, notice of which will be provided to Employer prior to disclosure. This Paragraph 6 shall survive the expiration or termination of this Agreement.

         7. Written or Printed Material. All written or printed materials, notebooks and records used by Employee in performing duties for Employer, other than Employee's personal notes, personal files and diaries, are and shall remain the sole property of Employer. Upon termination of employment, Employee shall promptly return all such material (including all copies) to Employer. This Paragraph 7 shall survive expiration or termination of this Agreement.

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         8.   Surety Bond. Employee agrees that he will furnish all information and take any other steps necessary from time to time to enable NVBancorp or Employer and its subsidiaries to obtain or maintain a fidelity bond conditional on the rendering of a true account by Employee of all monies, goods, or other property which may come into the custody, charge, or possession of Employee during the term of his employment. The surety company issuing the bond and the amount of the bond must be acceptable to Employer. All premiums on the bond shall be paid by Employer . If Employee cannot qualify for a surety bond at any time during the term of this Agreement, Employer shall have the option to terminate this Agreement immediately without any further obligation to Employee other than to pay accrued salary, benefits or reimbursements.

         9. Base Salary. In consideration for the services to be performed hereunder, Employee shall receive a salary at the rate of One Hundred Sixty Thousand Dollars ($160,000.00) per annum, payable in equal installments during the term of this Agreement on the first and fifteenth days of each month, subject to applicable adjustments for withholding taxes and prorations for any partial employment period. Such base salary shall be reviewed annually by the Board of Directors of Employer at the same time as all other executive officers are reviewed. Each annual review shall be conducted diligently and concluded as expeditiously as practicable. Any increase in such base salary that may be approved by the Board of Directors shall be considered effective on January 1 of each succeeding calendar year, beginning January 1, 2005.

         10. Annual Incentive Compensation. As further consideration for Employee's services under this Agreement, Employee shall be entitled to participate in the North Valley Bancorp Annual Incentive Plan (the "Annual Incentive Plan") as amended or replaced by a successor plan approved by the NVBancorp's Board of Directors. The actual amount to be received by Employee each year will be determined by the NVBancorp's Board of Directors in accordance with the terms of the Plan. Any applicable bonus will be paid by February 28 of each year.

         11. Stock Options. NVBancorp or Employer shall provide a stock option program for the purchase of shares of the Common Stock of NVBancorp under and pursuant to the terms of the North Valley Bancorp 1998 Employee Stock Incentive Plan (the "Stock Option Plan") to the Employee in accordance with the North Valley Bancorp Long Term Incentive Plan (the "Long Term Incentive Plan"), as amended or replaced by a successor plan approved by theNVBancorp's Board of Directors. The Employee will not be eligible to participate in any Stock Option Plans reserved for outside directors.

         Any such grants, the vesting schedule of said options and other terms and conditions consistent with such Plan shall be evidenced by stock option agreements entered into between Employer and Employee.

         12. Non Qualified Retirement Plans. The Employee shall be eligible to participate in both the Executive Salary Continuation Plan and the Executive Deferred Compensation Plan, as amended or replaced by successor plans approved by the NVBancorp's Board of Directors.

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         13.  Salary Continuation During Disability. If Employee for any reason
(except as expressly provided below) becomes temporarily or permanently disabled so that he is unable to perform the duties under this Agreement, Employer agrees to pay Employee the base salary otherwise payable to Employee pursuant to Paragraph 9 of this Agreement, reduced by the amounts received by Employee from state disability insurance, or worker's compensation or other similar insurance benefits through policies provided by Employer, for a period of six (6) months from the date of disability or the end of the term of this Agreement, whichever shall first occur; provided, however, that payments from Employer shall cease upon qualification of Employee for long-term disability benefits under any Employer paid insurance program. For purposes of this Paragraph 13, "disability" shall be defined as provided in Employer's long term disability insurance program. Notwithstanding anything herein to the contrary, Employer shall have no obligation to make payments for a self-inflicted disability resulting from the deliberate, intentional actions of Employee, such as, but not limited to, attempted suicide or chemical dependence of Employee.

         14. Other Benefits. Employee shall be entitled to those employee benefits adopted by NVBancorp or Employer for all employees of NVBancorp or Employer, subject to applicable qualification requirements and regulatory approval requirements, if any, without any duplication of benefits. This includes participation in the North Valley Bancorp Stock Ownership Plan and the North Valley Bancorp 401(k) Profit Sharing Plan. Employee shall be further entitled to the following additional benefits which shall supplement or replace, to the extent duplicative of any part or all of the general employee benefits, the benefits otherwise provided to Employee:

              (a) Vacation. Employee shall be entitled to four (4) weeks annual vacation leave at his then existing rate of full salary each year during the term of this Agreement. Employee may be absent from his employment for vacation as long as such leave is reasonable and does not jeopardize his responsibilities and duties specified in this Agreement. Employee shall take at least two (2) consecutive weeks of vacation annually.

              (b) Group Insurance. Employer shall provide, during the term of this Agreement, group life, health (including medical, dental and hospitalization), accident and disability insurance coverage for Employee and his dependents through the insurer(s) selected by Employer and provided to all employees generally. The premium costs for such group insurance shall be at Employer's expense.

              (c) Automobile. Employer shall reimburse employee for automobile business expenses of Six Thousand Dollars ($6,000) per year during the term of this Agreement, payable at the rate of Five Hundred Dollars ($500) per month. Employee shall acquire or otherwise make available for Employee's business and personal use an automobile, suitable to his position, and (i) maintain it in good condition and repair; (ii) maintain public liability insurance and property damage insurance policies with insurer(s) acceptable to Employer and such coverages in such amounts as may be acceptable to Employer from time to time; and (iii) such policies shall name Employer as an additional insured, subject to the requirement that Employee's reimbursement described above shall be increased in an amount equal to the additional premium expense, if any, resulting from Employer being named as an additional insured. Employer may, in its sole discretion, elect to provide and pay for such insurance policies in lieu of Employee maintaining such policies.

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         15.  Business Expenses. Employee shall be reimbursed for ordinary and necessary expenses incurred by Employee in connection with his employment, subject to expense account guidelines established by the Board of Directors of Employer. Employee shall also be reimbursed for expenses incurred in activities associated with promoting the business of Employer that are specifically authorized from time to time by the Board of Directors of Employer, including expenses for entertainment, travel and similar items. Travel and other expenses for attendance at conventions and educational programs that are approved in advance by the Board of Directors of Employer shall also be reimbursed. Employer will pay for or will reimburse Employee for such expenses upon presentation by Employee from time to time of receipts or other appropriate evidence of such expenditures. The parties agree that any expense advanced by Employee that is not reimbursed by Employer for budget or other purposes pursuant to this Paragraph, but which constitutes an ordinary and necessary business expense, shall be subject to deduction on Employee's personal income tax return.

         16.  Termination of Agreement.
              ------------------------

              (a) Automatic Termination. This Agreement shall terminate automatically without further act of the parties and immediately upon the occurrence of any one of the following events, determined in good faith by the Board of Directors of either Employer or NVBancorp, subject to either party's right, without any obligation whatsoever, to waive an event reasonably susceptible of waiver, and the obligation of Employer or NVBancorp to pay the amounts which would otherwise be payable to Employee under this Agreement through the date upon which the event occurs:

                    (1) The occurrence of circumstances that make it impossible or impractical for Employer or NVBancorp to conduct or continue its business.

                    (2)  The death of Employee.

                    (3)  The loss by Employee of legal capacity.

                    (4) The loss by either Employer or NVBancorp of legal capacity to contract.

                    (5) The willful, intentional and material breach of duty by Employee in the course of his employment.

                    (6) The habitual and continued neglect by Employee of his employment duties and obligations under this Agreement.

                    (7) The continuous mental or physical incapacity of Employee which precludes Employee from performing services under this Agreement.

                    (8) Employee's willful and intentional violation of any federal banking laws, or of the Bylaws, rules, policies or resolutions of NVBancorp, Employer, or of the rules

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                         or regulations of the California Department of
                         Financial Institutions, the Federal Deposit Insurance Corporation, the Office of the Controller of the Currency or the Board of Governors of the Federal Reserve System, or other regulatory agency or governmental authority having jurisdiction over Employer .

                    (9) The written determination by a state or federal banking agency or governmental authority having jurisdiction over Employer or NVBancorp that Employee is not suitable to act in the capacity for which he is employed by Employer or NVBancorp.

                    (10) Employee is convicted of any felony or a crime
                         involving moral turpitude or willfully and intentionally commits a fraudulent or dishonest act.

                    (11) Employee's willful and intentional disclosure, without authority, of any secret or confidential information concerning Employer or NVBancorp or Employee takes any action which the Board of Directors of Employer determines, in its sole discretion and subject to good faith, fair dealing and reasonableness, constitutes unfair competition with or induces any customer to breach any contract with Employer contrary to the best interests of Employer or NVBancorp .

                    (12) Either party breaches a material term or provision of this Agreement.

              (b) Termination by Either NVBancorp or Employer. NVBancorp or Employer, acting through its Board of Directors, may, at its election and in its sole discretion, terminate this Agreement for any reason, or for no reason, by giving not less than thirty (30) days' prior written notice of termination to Employee, without prejudice to any other remedy to which NVBancorp or Employer may be entitled either at law, in equity or under this Agreement. Upon such termination, Employee shall be entitled to receive any employment benefits which shall have accrued prior to such termination and the severance pay specified in sub-paragraph 16(d) below.

              (c) Termination by Employee. This Agreement may be terminated by Employee for any reason, or no reason, by giving not less than thirty (30) days' prior written notice of termination to Employer. Upon such termination, all rights and obligations accruing to Employee under this Agreement shall cease, except that such termination shall not prejudice Employee's rights regarding employment benefits which shall have accrued prior to such termination and any other remedy which Employee may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

              (d) Severance Pay - Termination by Employer. In the event of termination by NVBancorp or Employer pursuant to Paragraph 16(b) or automatic termination based upon Paragraph 16(a)(1), 16(a)(4) or 16(a)(12) (to the extent of NVBancorp's or Employer's breach), Employee shall be entitled to receive severance pay at Employee's rate of salary immediately preceding such termination equal to twelve (12) months' Base Salary, if any, payable in accordance with Employer's normal payroll practices. Employee shall also be

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entitled to receive a pro-rata portion of Employee's incentive compensation, based on the number of full months Employee has worked in each fiscal year. For example, if Employee is terminated on July 20, 2004, employee shall receive 50% (6 months) of Employee's incentive bonus that he would otherwise have earned. The pro-rata incentive bonus shall not be paid, however, until the incentive bonus would normally be paid pursuant to Paragraph 10. Notwithstanding the foregoing, in the event of a "change in control" as defined in sub-paragraph (e) below, Employee shall not be entitled to severance pay pursuant to this sub-paragraph (d) and any rights of Employee to severance pay shall be limited to such rights as are specifid in sub-paragraph (e) below. Employee acknowledges and agrees that severance pay pursuant to this sub-paragraph (d) is in lieu of all damages, payments and liabilities on account of the early termination of this Agreement and the sole and exclusive remedy for Employee terminated at the will of Employer pursuant to Paragraph 16(b) or pursuant to certain provisions of Paragraph 16 described herein, and shall be subject to Employee's execution of a standard release of all claims Employee may have against employer, its officers, directors, agents, employees, predecessors, successors, parents, subsidiaries, and affiliates.

              (e) Severance Pay - Change in Control. Upon a "change in control" as defined herein, and within a period of two (2) years following consummation of such a change in control, if (i) Employee's employment is terminated; or (ii) without Employee's prior written consent there occurs (A) any adverse change in the nature and scope of Employee's position, responsibilities, duties, salary, benefits or location of employment, or (B) any event which reasonably constitutes a demotion, significant diminution or constructive termination (by resignation or otherwise) of Employee's employment, then, in such event, Employee shall be entitled to receive severance pay in addition to any bonus or incentive compensation payments otherwise due Employee. Employee shall receive as, and in lieu of, severance pay those benefits that accrue to Employee pursuant to the "change in control" provisions set forth in the North Valley Bancorp Salary Continuation Agreement, executed by NVBancorp and Employee.

         Such severance payment, if any, shall be in lieu of all damages, payments and liabilities on account of the events described above for which such severance payment, if any, may be due Employee and any severance payment rights of Employee under Paragraph 16(d) of this Agreement. This sub-paragraph (e) shall be binding upon and inure to the benefit of the parties hereto and any successors or assigns or employer or any "person" as defined herein.

         If all or any portion of the amounts payable to Employee pursuant to this Paragraph 16(e) alone or together with other payments which Employee has the right to receive from Employer, constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), such amounts payable hereunder shall be reduced to the extent necessary, after first applying any similar reduction in payments to be received from any other plan or program sponsored by NVBancorp and/or Employer from which Employee has a right to receive payments subject to Sections 280G and 4999 of the Code, so as to cause a reduction of any excise tax pursuant to Section 4999 of the Code to equal "zero".

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         Notwithstanding the foregoing, Employee shall not be entitled to receive nor shall Employer, its successors, assigns or any "person" as defined herein, be obligated to pay severance payments pursuant to this sub-paragraph
(e) in the event of an occurrence described in Paragraph 16(a), sub-paragraphs
(5), (6), (8), (10), (11) or (12), (to the extent of an Employee breach), or in the event of a determination pursuant to sub-paragraph (9) thereof, or in the event Employee terminates employment in accordance with Paragraph 16 (c) and the termination is not a result of or based upon the occurrence of any event described in Paragraph 16 (e)(ii) above.

         A "change in control" of Employer for purposes of this Agreement and sub-paragraph (e) shall mean the occurrence of any of the following events with respect to Employer (with the term "Employer" being defined for such a change in control to be North Valley Bancorp): (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over Employer or any stock exchange on which Employer's shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of Employer in which Employer does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of Employer having an aggregate fair market value of fifty percent (50%) of the total value of the assets of Employer, reflected in the most recent balance sheet of Employer; (iv) a transaction whereby any "person" (as such term is used in the Exchange Act or any individual, corporation, partnership, trust or any other entity) is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing 25% or more of the combined voting power of Employer's then outstanding securities; (v) if in any one year period, individuals who at the beginning of such period constitute the Board of Directors of Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Employer's shareholders, of each new director is approved by a vote of a least three-quarters of the directors then still in office who were directors at the beginning of the period; (vi) a majority of the members of the Board of Directors of Employer in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a change in control. Notwithstanding the foregoing or anything else contained herein to the contrary, there shall not be a "change of control" for purposes of this Agreement if the event which would otherwise come within the meaning of the term "change of control" involves an Employee Stock Ownership Plan or similar plan sponsored by Employer which is the party that acquires "control" or is the principal participant in the transaction constituting a "change in control," as described above.

         17. Notices. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by U.S. mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses listed as follows:

         Employer:             Yolo Community Bank
                               c/o North Valley Bancorp
                               Attention: Mike Cushman, President
                               300 Park Marina Circle
                               Redding, California 96001

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         Employee:             John A. DiMichele
                               2871 Saint Andrews Road
                               Fairfield, California 94533

         with a copy to:       Leo J. Graham, General Counsel
                               North Valley Bancorp
                               300 Park Marina Circle
                               Redding, California 96001

         Each party may change the address for receipt of notices by written notice in accordance with this Paragraph 17. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three (3) days after the date of mailing.

         18. Arbitration. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Employer in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc., San Francisco, California ("JAMS"), in accordance with the rules and procedures of JAMS then in effect. In the event JAMS is unable or unwilling to conduct such arbitration, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association, San Francisco, California ("AAA"), shall conduct such binding arbitration in accordance with the rules and procedures of the AAA then in effect. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in Redding, California, unless otherwise agreed to by the parties.

              (b) The parties expressly state that it is their intent to arbitrate disputes between them. Therefore, this Agreement shall be construed so as to be consistent with applicable federal and California law, and to be enforceable to the maximum extent allowable by law to provide arbitration as the forum to resolve their disputes. If necessary, any portion of this Agreement that is unenforceable by law shall be stricken, and the arbitrator or the court, as the case may be, shall have the power to reform this Agreement to the extent necessary to comply with applicable law and to give effect to the parties' intent that they shall arbitrate their disputes.

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         19.  Attorneys' Fees and Costs. In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement or any part thereof or otherwise arising out of or relating to this Agreement, the prevailing party shall be entitled to recover his or its costs related to any such action or proceeding and his or its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceeding. The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of one or more arbitrators in the event of arbitration, or a decision of a comparable official in the event of any other action or proceeding. Every obligation to indemnify under this Agreement includes the obligation to pay reasonable fees of attorneys, accountants and expert witnesses incurred by the indemnified party in connection with matters subject to indemnification.

         20. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to the employment of Employee by Employer and its subsidiaries. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

         21. Modifications. Any modification of this Agreement will be effective only if it is in writing and signed by the parties or their authorized representatives.

         22. Waiver. The failure of either party to insist on strict compliance with any of the terms, provisions, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of any term, provision, covenant, or condition, individually or in the aggregate, unless such waiver is in writing, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

         23. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

         24. Interpretation. This Agreement shall be construed without regard to the party responsible for the preparation of the Agreement and shall be deemed to have been prepared jointly by the parties. Any ambiguity or uncertainty existing in this Agreement shall not be interpreted against either party, but according to the application of other rules of contract interpretation, if an ambiguity or uncertainty exists.

         25. Governing Law and Venue. The laws of the United States of America and the State of California, and the rules and regulations of the California Department of Financial Institutions, the Federal Deposit Insurance Corporation, the Office of the Controller of the Currency and the Board of Governors of the Federal Reserve System shall govern the validity, construction and effect of this Agreement.

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

         26. Payments Due Deceased Employee. If Employee dies prior to the expiration of the term of his employment, any payments that may be due Employee from Employer under this Agreement as of the date of death shall be paid to Employee's executors, administrators, heirs, personal representatives, successors or assigns.

         27. Opportunity to Consult with Independent Advisors. Employee acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect Employee's right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances, Employee acknowledges and agrees shall be the sole responsibility of Employee notwithstanding any other term or provision of this Agreement. Employee further acknowledges and agrees that Employer shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to Employee and further specifically waives any right for Employee, his heirs, beneficiaries, legal representatives, agents successors and assigns to claim or assert liability on the part of Employer related to the matters described in this Paragraph 27. Employee further acknowledges and agrees that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above, and, as to Employer, by an officer of Employer duly authorized by appropriate resolution of its Board of Directors.


EMPLOYER:                                      EMPLOYEE:

YOLO COMMUNITY BANK

By:    /s/ EDWARD J. CZAJKA                    /s/ JOHN A. DiMICHELE
       -----------------------------------     ---------------------------------
Title: EVP/CFO                                 John A. DiMichele, an individual



NORTH VALLEY BANCORP

By:    /s/ MICHAEL J. CUSHMAN
       -----------------------------------
Title: President


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